Exhibit 99.1

NextDecade Executes Site Lease for

Rio Grande LNG Project in Brownsville

HOUSTON, Texas, USA (March 7, 2019) -- NextDecade Corporation (NextDecade) (NASDAQ: NEXT) announced today that Rio Grande LNG, LLC, a  NextDecade subsidiary, has entered into a lease agreement with the Brownsville Navigation District (BND). The lease agreement was considered and approved during a meeting of the BND Board of Commissioners.

The lease agreement, which covers an approximately 984-acre parcel of land in Cameron County, Texas, carries an initial term of thirty years, with two options to renew and extend the term of the lease for periods of ten years each. The lease agreement supersedes exclusive site option agreements.

On the site in the Port of Brownsville, NextDecade plans to construct, operate, and maintain a large-scale liquefied natural gas (LNG) export terminal, including gas treatment, liquefaction, and other supporting facilities and infrastructure.

“We are pleased to have formally executed our lease agreement with the Brownsville Navigation District, and appreciate the ongoing support of Chairman Reed and the BND Commission,” said Matt Schatzman, NextDecade’s President and Chief Executive Officer.  “As we continue to advance our Rio Grande LNG project, we look forward to creating opportunities for local workers and communities across the Rio Grande Valley.”

Currently one of the largest proposed private investments in the State of Texas, Rio Grande LNG and its associated Rio Bravo Pipeline could result in more than $15 billion of investment in Cameron County. The proposed facility and pipelines are expected to create more than 5,000 jobs. Additionally, exports from Rio Grande LNG could significantly improve the U.S. balance of trade and support key allies around the world by providing access to reliable, clean natural gas.

Pending the achievements of commercial milestones and receipt of requisite regulatory approvals, NextDecade anticipates making a positive final investment decision on its Rio Grande LNG project by the end of the third quarter of 2019.

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About NextDecade Corporation

NextDecade is an LNG development company focused on LNG export projects and associated pipelines in Texas. NextDecade intends to develop the largest LNG export solution linking Permian Basin associated gas to the global LNG market, creating value for producers, customers, and stockholders. Its portfolio of LNG projects includes the 27 mtpa Rio Grande LNG export facility in Brownsville, Texas and the 4.5 Bcf/d Rio Bravo Pipeline that would transport natural gas from the Agua Dulce area to Rio Grande LNG.  NextDecade’s technology selections are expected to foster operational reliability and afford NextDecade’s customers access to reliable, low-cost, abundant natural gas from the Permian Basin, Eagle Ford Shale, and other basins.  NextDecade’s common stock is listed on the Nasdaq Stock Market under the symbol “NEXT.” NextDecade is headquartered in Houston, Texas.

CAUTIONARY INFORMATION ABOUT FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of U.S. federal securities laws. The words “believe,” “expect,” “intend,” “plan,” “potential,” and similar expressions are intended to identify forward-looking statements, and these statements may relate to the business of NextDecade and its subsidiaries. These statements have been based on NextDecade’s current assumptions, expectations, and projections about future events and involve a number of known and unknown risks, which may cause actual results to differ materially from expectations expressed or implied in the forward-looking statements. These risks include uncertainties about NextDecade’s Rio Grande LNG and Rio Bravo Pipeline projects and other matters discussed in the “Risk Factors” section of NextDecade’s Annual Report on Form 10-K for the year ended December 31, 2018 and other subsequent reports filed with the Securities and Exchange Commission, all of which are incorporated herein by reference.

Any development of the projects remains contingent upon completing required commercial agreements; acquiring all necessary permits and approvals; securing all financing commitments and potential tax incentives; achieving other customary conditions; and making a final investment decision to proceed.  The forward-looking statements in this press release speak as of the date of this release. Although NextDecade believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that the expectations will prove to be correct.  NextDecade may from time to time voluntarily update its prior forward-looking statements, however, it disclaims any commitment to do so except as required by securities laws.

For further information:

Investors: Patrick Hughes | + 1 (832) 209 8131 | phughes@next-decade.com

Media: Ashley Helmer | + 1 (281) 249 5453 | ahelmer@next-decade.com